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                                                                     EXHIBIT 2.6

                   AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

         This Amendment No. 1 to Asset Purchase Agreement (this "Amendment"), dated as of October 3, 2003, is by and among Finger Lake International, Inc., a New York corporation ("Seller"), Glenn Donnelly, Bruno M. DiMatteo and Paul Vitale (each, a "Shareholder" and collectively, the "Shareholders"), Boundless Motor Sports Racing, Inc., a Colorado corporation ("Parent"), and Boundless Track Operations, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent ("Purchaser"). The above persons and entities are sometimes each referred to herein as a "Party" and collectively, as the "Parties".

                                    RECITALS

         A. The Parties are parties to that certain Asset Purchase Agreement, dated as of August 13, 2003 (the "Agreement"). All capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

         B. The Parties desire to amend the Agreement to the extent provided below.

         C. NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                   AGREEMENTS

         1. Section 2.2(a) of the Agreement is hereby amended to read in its entirety as follows:

                           "(a) TOTAL PURCHASE PRICE. The total purchase price
                  for the Assets shall be $1,650,000 (the "Purchase Price"), $900,000 of which shall be due and payable at the Closing (the "Cash Consideration"), and the remaining $750,000 of which shall be payable by the delivery to Seller by Purchaser of 250,000 shares (the "Shares") of Parent Stock; it being agreed and understood that on or prior to October ___, 2003, Parent will instruct its transfer agent to deliver to Seller a certificate evidencing the Shares. Purchaser shall not assume or agree to pay, perform or discharge any liabilities or obligations of Seller, whether accrued, absolute, contingent or otherwise. The Parties agree that the issuance and delivery of the Shares, as provided in the preceding sentence, is non-refundable."

         2. The Parties agree that neither the execution and delivery of this Amendment nor the issuance and delivery of the Shares as provided for in Item 1 above: (i) will in any way be considered a transfer or partial transfer of the Assets to Parent and/or Purchaser; (ii) will result in Parent and/or Purchaser receiving an equitable ownership interests in the Assets; and (iii) will not be considered a pre-closing of the transactions contemplated by the Agreement.

         3. Section 7.7 of the Agreement is hereby deleted in its entirety.

         4. Section 8.4 of the Agreement is hereby deleted in its entirety.



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         5. Section 9.2(a) of the Agreement is hereby amended to read as follows:

                           "(a) the Cash Consideration;"

         5. Section 9.2(b) of the Agreement is hereby deleted in its entirety.

         6. The "October 31, 2003" dates set forth in subparts (d) and (e) of
Section 12.1 of the Agreement are hereby changed to "March 31, 2004".

                                  MISCELLANEOUS

         1. Except as modified and amended hereby, the Agreement is and shall remain in force and effect in accordance with its terms.

         2. This Amendment may be executed in several counterparts, all of which are identical, each of which shall be deemed an original, and all of which counterparts together shall constitute one and the same instrument.

         3. This Amendment shall be governed by and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

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         EXECUTED as of the date first above written.


                                    FINGER LAKE INTERNATIONAL, INC.


                                    By:
                                       -----------------------------------------
                                          Glenn Donnelly, CEO and President


                                    --------------------------------------------
                                          Glenn Donnelly

                                    --------------------------------------------
                                          Bruno DiMatteo

                                    --------------------------------------------
                                          Paul Vitale


                                    BOUNDLESS MOTOR SPORTS RACING, INC.


                                    By:
                                       -----------------------------------------
                                          Les Wulf, President




                                    BOUNDLESS TRACK OPERATIONS, INC.


                                    By:
                                       -----------------------------------------
                                          Les Wulf, President


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